Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") dated as of February 1, 2007, by and between **Bonds Financial, Inc.**, a Delaware corporation ("Bonds") having an office at 100 N. Washington Blvd., Ste 201, Sarasota, FL 34236, **Bonds.com, Inc.**, a to-be-formed broker-dealer subsidiary of Bonds ("Bonds.com Inc." and together with Bonds, the "Employer"), and **William M. Bass**, an individual residing at 24 Farm House Lane, Voorhees, New Jersey, 08043 (the "Executive").

WITNESSETH:

WHEREAS, the Employer is engaged in the business of providing a platform for trading in securities, primarily consisting of debt securities issued by various corporations, municipalities and/or other entities; and

WHEREAS, the Executive possesses the experience necessary in management and operations of the Employer's business in order to fulfill the responsibilities as a senior executive officer of the Employer; and

WHEREAS, the Employer desires to employ the Executive, the Executive desires to be employed by the Employer, and the Executive has specifically provided to the Employer all assurances that there is no prohibition or restraint legally or otherwise in the Employer obtaining the services of the Executive, all in accordance with the terms and provisions of this Agreement; and

NOW, THEREFORE, in consideration of the covenants and promises hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive represent, covenant and agree as follows:

1. Employment. The Employer hereby employs the Executive as a senior executive officer of both Bonds and Bonds.com Inc in accordance with the terms and provisions of this Agreement, and the Executive hereby accepts such employment with the Employer. Initially, Executive shall serve in the roles of Chief Executive Officer and President of Bonds.com, Inc and Executive Vice President of Bonds.

2. Term. The term of the Executive's employment hereunder shall be deemed for purposes hereof to have commenced on the date hereof (the "Effective Date") and shall continue for a period of five (5) years thereafter unless or until this Agreement is terminated as hereinafter provided. This Agreement may be renewed for an additional period of such length as mutually agreed by the parties. The initial term and the renewal term, if any, shall be collectively referred to herein as the "Term."

3. Compensation. As compensation for all services rendered by the Executive to the Employer pursuant to this Agreement, Executive shall receive the following amounts:

(a) Base Salary. Executive shall receive an annual base salary of One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the "Initial Salary") beginning as of May 1, 2007, which shall be payable in accordance with Employer's standard payroll practices or as otherwise agreed upon between the parties. Any amount deferred and unpaid subsequent to May 1, 2007, shall be paid in a manner to be mutually agreed between Executive and the President of Bonds Financial, Inc. without interest. Amounts payable to the Executive shall be reduced by required withholdings and other customary and/or authorized deductions. Such annual Initial Salary shall increase to One Hundred Seventy-Five Thousand Dollars ($175,000.00) as of January 1, 2008 (the Initial Salary, as adjusted per the terms of this section, shall be the "Base Salary").

(b) Stock Option Award. In connection with the commencement of Executive's employment, Employer has granted an option (the "Option") to purchase 263,719 shares of common stock (the "Option Shares"), $.0001 par value per share (the "Common Stock") of Bonds, as set forth in the Stock Option Agreement entered into as of the date hereof between Bonds and the Executive attached hereto as **Exhibit A**.

(c) Additional Performance-Based Bonus Payments. During the Term Executive shall receive a performance-based quarterly bonus payment linked to the achievement of gross revenues (as such term is generally understood in the bond trading industry), as set forth on **Schedule I** hereto.

Notwithstanding anything to the contrary, no payments under this Section 3(c) shall be due and payable by the Employer in the event the Executive's ceases to work for Employer for any reason other than a termination without Cause (as defined below) by Employer, in which case Executive shall be entitled to a pro rata portion of such bonus for the quarter in which such termination without Cause occurred.

4. Executive Benefits. During the Term:

(a) Executive Benefits. The Executive shall be entitled to participate in the health, dental, and 401(k) plans, if any, maintained by Employer, as well as any other benefit plans made available to employees of Employer generally. The terms of the Executive's participation in such plans or policies shall be determined by the Board of Directors of Employer in its discretion and in accordance with those plans. These plans are subject to change in the Employer's sole discretion. Executive will also be eligible to participate in all benefit plans made available generally to other senior executives pursuant to substantially the same terms, conditions and provisions as provided to other senior executives.

(b) Business Expenses. Upon submission of itemized expense statements and proper written receipts, the Employer shall reimburse the Executive for all necessary and reasonable business travel, entertainment and other business expenses incurred by the Executive according to the policies defined by Employer for fulfillment of his employment duties.

5. Description of Duties. During the Term, the Executive shall act as a senior executive officer of the Employer and shall:

(a) Devote on a full time basis all necessary time, best efforts, professional skills, attention and energies to perform his duties hereunder to Employer;

(b) Act in accordance herewith, and in all accounts be responsible and responsive to, the Employer;

(c) Perform such services as may be expected by the Board of Directors, including, without limitation, the following duties:

(i) developing and implementing the nationwide expansion of the Employer's business;

(ii) working and cooperating diligently with the Board of Directors to develop, implement and execute the business plan of Employer, including without limitation using his best efforts to meet and implement the financial goals of the Employer as set forth by the Board of Directors in good faith;

(iii) taking all necessary steps to ensure continued existence of the Employer and compliance by the Employer with all legal, financial and regulatory requirements;

(iv) operating and managing the business and operations of the Employer based on prudent management principles;

(v) providing all necessary assistance to the Board of Directors and Employer in building an appropriate organization structure;

(vi) overseeing and maintaining client relationship management and account management policies and practices;

(vii) maintaining financial discipline and using his best efforts to meet topline and bottomline goals reasonably set forth by the Board of Directors; and

(viii) engaging in such other lawful activities in connection with the business of the Employer as directed by the Board of Directors from time to time.

6. General Services. During the Term, the Executive shall:

(a) Observe the Employer's policies and standards of conduct, as well as customary standards of business conduct, including any standards prescribed by law or regulation and generally adhere to the Employer's employee handbook;

(b) Perform the Executive's duties hereunder in a manner that preserves and protects the Employer's business reputation; and

(c) Do all things and render such services as may be necessary or beneficial in carrying out any of the foregoing.

7. Non-Disclosure of Proprietary or Confidential Information and Confidential Communications. Confidential Information includes all information and data furnished by the Employer to the Executive or that the Executive had in his possession prior to the date hereof or that the Executive encounters during the Term, whether in oral, written, graphic or machine-readable form, including all information which has been specifically designated as confidential; corporate information, including trade secrets, plans, strategies, methods, policies, resolutions, and any litigation or negotiations; marketing information, including strategies, methods, customer identification lists, pricing data, billing practices, suppliers, sources of supply, purchasers, prospects, sales and marketing policies, plans, forecasting information, or market research date; financial information, including cost and performance data, budgets, working papers or unpublished statements, debt arrangement, equity structure, investors and holdings; operational and technological information, including software, designs, computer programs and systems, know-how, techniques, product and component specifications, methods, processes, formulas, algorithms, compositions, procedures, formulas, discoveries, inventions, improvements, new products, concepts, ideas, sales data, price lists and cost information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations and any other information with respect to the Employer, which is or should reasonably be understood to be confidential or proprietary and which, if divulged to the Employer's competitors, would impair the Employer's ability to compete in the marketplace. Confidential Information shall not include information which: (i) is, or becomes, in the public domain, unless this occurs through a breach of any of the obligations hereunder; (ii) information in the possession of the Executive from a third party source (other than the Employer either prior to or after the date of this Agreement) that is not in breach of any obligation of confidentiality of such third party; or (iii) information required to be disclosed by applicable law or regulation, provided, Executive will disclose only such information as is legally required and will use reasonable efforts to obtain confidential treatment for any Confidential Information that is so disclosed. The Executive recognizes and acknowledges that the Confidential Information constitutes a valuable, proprietary, special and unique asset of the Employer's business. The Executive further recognizes and acknowledges that any communications, whether written, oral or otherwise, that the Employer or any of the Employer's employees has with the Employer's existing or prospective customers, suppliers and clients are extremely confidential (hereinafter the "Confidential Communications").

The Executive shall not, for any reason whatsoever, during or after the expiration or termination (for any reason) of the Executive's employment with the Employer, use, disclose or allow access to, for the Executive's own benefit or for that of any party other than the Employer and its affiliate entities, the Confidential Information or the Confidential Communications (or any part thereof) to any person, firm, corporation, association or other entity for any reason or for any purpose whatsoever, without the prior written consent of the Employer.

Upon termination of this Agreement by either party for any reason or at the Employer's request, the Executive shall return to the Employer any of the Confidential Information, Confidential Communications, charts, company literature, reports, Employer credit cards or other

proprietary materials of the Employer then in the Executive's possession and all other materials of the Employer which the Employer requests the Executive to so return.

For the purposes of this Section 7, the term "Employer" shall include Employer and any subsidiaries of the Employer and affiliated entities.

8. Inventions.

(a) Inventions Retained and Licensed. Executive has attached hereto, as **Exhibit B**, a list describing all inventions, original works of authorship, developments, improvements and trade secrets which were made by the Executive prior to the Executive's employment with the Employer (collectively referred to as "Prior Inventions"), which belong to the Executive, which relate to the Employer's proposed business, products or research and development, and which are not assigned to the Employer hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If in the course of the Executive's employment with the Employer, the Executive incorporates into a company product, process or machine a Prior Invention owned by the Executive or in which the Executive has an interest, the Employer is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, sublicense, use and sell such Prior Invention as part of or in connection with such product, services, process or machine.

(b) Assignment of Inventions. Executive agrees that the Executive will promptly make full written disclosure to the Employer, will hold in trust for the sole right and benefit of the Employer, and hereby assign to the Employer, or its designee, all the Executive's right, title and interest in and to any and all inventions, original works of authorship developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Employer which relates to the Employer's business or which uses Employer's Confidential Information, any Employer property or other proprietary information (collectively referred to as "Inventions"). Executive further acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of and during the period of the Executive's employment with the Employer and which are protectible by copyright are "works made for hire", as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by the Executive solely or jointly with others is within the Employer's sole discretion and for the Employer's sole benefit and that no royalty will be due to the Executive as a result of the Employer's efforts to commercialize or market any such Invention. The foregoing shall be effective as to each item created by the Executive under this Agreement as of the moment such item is fixed in a tangible medium whether or not such item is complete. Accordingly, the Employer shall own all works in progress. No rights are reserved to the Executive and the Executive hereby waives any and all rights, which he may have now or in the future, in the Inventions. Nothing contained herein shall be construed to require Executive to relinquish ownership in inventions, ideas or other intellectual property rights developed by Executive that are not within the scope of Executive's employment duties or that do not directly

relate to Employer's business or that are developed without using Employer Confidential Information or Employer property or other proprietary information.

(c) Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the term of the Executive's employment with the Employer. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Employer. The records will be available to and remain the sole property of the Employer at all times.

(d) Patent and Copyright Registrations. Executive agrees to assist the Employer or its designee at the Employer's expense in every proper way to secure the Employer's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property right relating thereto in any and all countries, including the disclosure to the Employer of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instrument which Employer shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Employer, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that the Executive's obligation to execute, or cause to be executed, when it is in the Executive's power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Employer is unable because of the Executive's mental or physical incapacity or for any other reason to secure the Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Employer as above, then Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive's agent and attorney in fact, to act for and in the Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

(e) For the purposes of this Section 8, the term "Employer" shall include Employer and any subsidiaries of the Employer and affiliated entities.

9. Covenant Not to Compete. (a) The Executive agrees that while employed by the Employer and for a continuous period of one (1) year following the date of the termination, expiration or cessation of the Executive's employment with the Employer for any reason whatsoever (the "Restricted Period"), the Executive shall not (without the express prior written consent of the Board of Directors of the Employer), directly or indirectly engage in, own, manage, operate, join, control, or perform services for a Restricted Enterprise (as defined herein) or associate with any entity, incorporated or otherwise, which engages in a Restricted Enterprise in the United States whether as a director, officer, employee, agent, shareholder, partner, owner, independent contractor or otherwise. As used herein, a "Restricted Enterprise" shall be any activity involving the business of providing a platform for trading in securities, primarily consisting of debt securities issued by various corporations, municipalities and/or other entities in the United States of America. For purposes of this Section 9, the term "Employer" shall mean the Employer and any of their subsidiaries.

(b) During the Term, the Executive shall devote his full business time and attention to the business of the Employer and the Executive will not engage in or devote time to any personal business activities or business ventures that may interfere (as determined in good faith by the Board of Directors) with his duties hereunder without the express prior written consent of the Board of Directors of the Employer. Employee further agrees to diligently adhere to the Conflict of Interest Guidelines attached as **Exhibit C** hereto. The Executive warrants and represents that he has the full right and authority to enter into this Agreement and to render services as required under this Agreement and that by signing this Agreement and rendering such services, he is not breaching any contract or legal obligation he owes to any third party.

10. Non-Solicitation.

(a) The Executive shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by or affiliated with the Executive to solicit, any employee of the Employer to leave the employ of the Employer, and (ii) for a period of one (1) year after the termination, expiration or cessation of the Executive's employment with the Company for any reason, solicit for employment, hire, or engage as an independent contractor, or permit any organization directly or indirectly controlled by or affiliated with the Executive to solicit for employment, hire, or engage as an independent contractor, any person who is or was either employed or engaged as an independent contractor by the Employer.

(b) Without limiting his obligations under section (a) above, for a period of one (1) year after the termination, expiration or cessation of the Executive's employment with the Employer for any reason, Executive shall not (1) engage or participate in any effort or act to solicit the Employer's customers, suppliers, associates, employees or consultants to cease, reduce or diminish doing business, or their association or employment with the Employer; (2) solicit or accept business from the Employer's customers or otherwise do business with the Employer's suppliers; or (3) interfere in any manner in the contractual or employment relationship between the Employer and any such customer, supplier, associate, employee or consultant of the Employer. For purposes of this Section 10, the term "Employer" shall mean the Employer and any of their subsidiaries.

11. Termination.

(a) Termination Without Cause. Notwithstanding anything herein to the contrary, this Agreement may be terminated by either the Employer or the Executive, at any time, without cause; provided, however that the party desirous of terminating this Agreement shall give the other party at least thirty (30) days' prior written notice of such termination; provided further that in the event that the Employer terminates this Agreement without Cause (as defined in subsection (d) below), the Employer shall be required to pay to the Executive the Severance Amounts set forth in Section 11(b) hereof. The Employer may, in lieu of the notice period, pay the Executive's base salary for the thirty (30) day notice period. The date specified in any notice of termination as the Executive's final day of employment shall be referred to herein as the "Termination Date."

(b) Severance. In the event that the Employer terminates Executive's employment hereunder without Cause, the Executive shall be entitled to: (i) the Base Salary due for the remainder of the Term of this Agreement, payable as of the dates that such salary would have been paid as per the terms of this Agreement; (ii) any bonus payments as set forth in Section 3(c) for the quarter in which Executive's termination occurs; (iii) acceleration of vesting for any of the Option Shares, as provided in the Option Agreement and (iv) a lump sum payment equal to 50% of Executive's compensation during the highest four consecutive quarters preceding Executive's termination date. If Executive's termination occurs before he is employed for four consecutive quarters, Executive will be paid 50% of the annualized compensation at the then current rate of all compensation being paid.

(c) Death or Disability. (i) This Agreement shall terminate upon Executive's death or if the Executive becomes physically or mentally incapacitated and is therefore unable (or will, as a result thereof, be unable to perform his duties for a period of four (4) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period (such incapacity is hereinafter referred to as "Disability"). If the Executive's employment is terminated as a result of a Disability pursuant to the terms hereof, the Employer shall continue to pay to the Executive during the Disability period (for avoidance of doubt, not to exceed a six (6) month period) such amounts, if any, that when added to any and all disability insurance payments paid or payable to Executive, will equal Executive's Base Salary (calculated net of personal income taxes payable on such Base Salary amount so that Executive receives the same Base Salary on an after tax basis) immediately prior to the termination for disability. In addition, Employer shall pay Executive any bonus payments as set forth in Section 3(c) for the quarter in which the Executive is terminated due to Disability. No other payment shall be due and payable to the Executive. Any questions as to the existence of a Disability of Executive as to which Executive and the Employer cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and Employer. If the Executive and Employer cannot agree as to a qualified independent physician, each shall appoint one (1) such physician and those two (2) physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Employer and Executive shall be final and conclusive for all purposes of this Agreement.

(ii) Upon termination of Executive's employment hereunder during the Term as a result of death, the Executive's estate or named beneficiaries shall receive from the Employer (i) Executive's then effective Base Salary through the end of the month in which his death occurs and (ii) any bonus payments as set forth in Section 3(c) for the quarter in which the Agreement terminates due to his death. No other payment shall be due and payable to the Executive or Executive's estate or named beneficiaries.

(iii) All other benefits, if any, due to the Executive following Executive's termination of employment pursuant to this Section 11(c) shall be determined in accordance with the plans, policies and practices of the Employer.

(iv) In the event that the Executive is terminated without Cause prior to termination of this Agreement or the Executive fulfills all of his obligations under this Agreement throughout the Term, then following such termination or expiration of the Term, the Employer shall use all reasonable efforts to continue to include Executive in the Employer's then

current health insurance plan and provide up to $250 per month towards the cost of the inclusion of Executive in such insurance plane for the remainder of the Executive's lifetime; provided, however, in the event that it is not reasonably possible or feasible to include Executive in the Employer's then current health insurance plan, the Employer will reimburse Executive for $250 per month of the cost of any health insurance that Executive obtains for the remainder of the Executive's lifetime. Notwithstanding anything contained herein to the contrary, this provision shall survive the termination or expiration of this agreement.

(d) Termination With Cause. The Employer may terminate this Agreement immediately for "Cause" by giving written notice to the Executive. "Cause" shall mean: (a) a material failure by the Executive to render services to the Employer in accordance with his assigned duties or to follow the lawful directives of the Board of Directors consistent with the terms hereof or a material violation of a written policy of the Employer; (b) any action or inaction of Executive in connection with the Employer involving fraud, embezzlement or dishonesty, (c) willful misconduct or gross negligence of Executive relating to his duties to the Employer; (d) the Executive's conviction or plea of no contest to a felony or a crime of moral turpitude; (e) the Executive's material breach of any of the provisions of this Agreement or obligations under any written agreement or covenant with the Employer; (f) unauthorized use or disclosure by Executive of any confidential or proprietary information or trade secrets of the Employer or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Employer; (g) the inability for any reason for the Executive to serve as president of a registered broker dealer and (h) any conduct which the Board of Directors reasonably believes negatively impacts the Employer's reputation. Notwithstanding the foregoing, prior to any such termination for Cause pursuant to sections (e) and (g) above, the Company shall give the Executive written notice, in reasonable detail, of the existence of such grounds for termination for Cause and allow the Executive to cure such grounds for termination for Cause within fourteen (14) days following the date of such written notice (or such longer period, not to exceed thirty (30) days if Executive is using his best efforts to cure such grounds for Cause and it is reasonably feasible that Executive could cure such grounds for Cause within such additional time). If Executive is terminated for Cause, the Executive shall be entitled to the Base Salary due up to and including the date of termination.

(e) No Right to Continuing Employment. The Executive agrees that nothing contained in this Agreement shall be construed to give the Executive a right to continuing employment beyond the Termination Date.

12. No Assignment. The Executive acknowledges that the services to be rendered by the Executive pursuant to this Agreement are unique. Accordingly, the Executive shall not assign any of the Executive's rights or delegate any of the Executive's duties or obligations under this Agreement. Nothing herein shall prevent the Employer from assigning its rights and obligations under this Agreement in connection with the transfer of all or substantially all of the assets of the Employer, or in connection with the sale of stock, merger or consolidation. For the avoidance of doubt, nothing contained herein shall preclude the Employer (or Executive in his role as an officer of the Employer) from hiring, assigning and/or retaining additional employees or contractors of the Employer to perform services for the Employer.

13. Severability. All of the terms and provisions contained in this Agreement are severable and, in the event that any of them shall be deemed unenforceable or invalid by a court of competent jurisdiction, then this Agreement shall be interpreted as if such unenforceable or invalid term or provision were not contained herein.

14. Reformation of Time, Geographical and Occupational Limitations. The Employer and Executive agree and stipulate that the obligations set forth in Sections 7 through 11 of the Agreement are fair and reasonable. Therefore, in furtherance of and not in derogation of these provisions of this Agreement, in the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical and occupational limitations as may be permitted by applicable law.

15. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Florida, without regard to its conflicts of laws principles. Each of the parties of this Agreement consents to the exclusive jurisdiction and venue of the Courts of the State and Federal Courts of Florida.

16. Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto constitutes the entire agreement of the parties hereto, and replaces all prior agreements, promises, representations and understandings between the Employer and the Executive whatsoever concerning the limited subject matter hereof. Other then as referred to herein, there are no other agreements, conditions or representations, oral or written, express or implied, which form the basis for this Agreement.

17. Modification. No waiver or modification of this Agreement or of any covenant, condition, or limitation contained herein shall be valid unless in a writing of subsequent date hereto and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this Section may not be waived except as herein set forth.

18. Section Headings. The section headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

19. Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach thereof.

20. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number

as set forth above, or as subsequently modified by written notice. Notice shall be addressed to the Company at its principal executive office (as such location may change from time to time) and to Executive at the address set forth on the signature page attached hereto.

21. Withholding. The Employer shall deduct and withhold from Executive's compensation all necessary or required taxes, including but not limited to Social Security, withholding and otherwise, and any other applicable amounts required by law or any taxing authority.

22. Survival Clauses. Sections 3(c), 7 through 10 and Sections 13 through 16 and Section 20 of this Agreement shall survive the termination of the Executive's employment with the Employer for any reasons set forth in such Sections.

23. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions and shall have no force or effect.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

25. Legal Counsel. Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. Executive acknowledges that prior to assenting to the terms of this Agreement he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the Employer as to its contents. Executive and the Employer agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year hereinbefore first written.

EMPLOYER

BONDS FINANCIAL, INC.

By: ______________________
Name:
Title:

EXECUTIVE

____
WILLIAM M. BASS

Schedule I

Performance-Based Bonus

For each quarter (calendar or otherwise, to be decided by Executive and Employer), Executive will receive the following compensation in addition to his Base Salary. The additional compensation will be paid within 30 days of the end of the quarter.

1. An override in a minimum amount of 5% of the gross revenue (calculated as the sale price less the purchase price) of a buy-sell transaction involving a bond or the like, as follows: The override is the amount after a sales commission is deducted from 35%. For example, if a sales commission to sales personnel is 30% of the gross revenue, Executive's override is 5%. Entitlement to an override does not exclude payment of a commission payable to Executive under paragraph 1 above.

2. An override of 5% on revenue generated by the Employer (net of costs paid to third parties) from a fee for managing assets by Employer or any subsidiary or affiliate of Employer to be formed. Entitlement to an override does not exclude payment of a commission payable to Executive under paragraph 1 above.

3. Notwithstanding the foregoing, the Executive and the Board of Directors of the Employer (or a designee of the Board) shall meet as often as is reasonably necessary (but no less than twice per year) to determine if additional managers and supervisors are necessary to manage and/or grow the revenues of the business. If it is reasonably determined by the Board (or its designee) after consultation and input from the Executive, that such additional managers and/or supervisors are necessary and are charged with the responsibilities of directly participating in the growth and generation of revenue, then the Executive's override referred to in paragraphs (2) and (3) above shall be reduced by an amount equal to that assigned to such additional managers and/or supervisors, but in no event reduced to below 2%.

4. Notwithstanding the foregoing, in the event that any revenue described in paragraphs 1, 2 or 3 is generated by the Company in connection with private label activities with a third party (e.g. licensing of Employer's platform), Executive's override shall be reduced as follows: (i) in year one of such private label relationship, Executive shall be entitled to the full 5% override, (ii) in year two of such private label relationship, Executive shall be entitled to 50% of such override, (iii) in year three of such private label relationship, Executive shall be entitled to 25% of such override, and (iv) in year four and beyond, Executive shall be entitled to 0% of such override.

Exhibit A

Stock Option Agreement

Exhibit B

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

✓ No inventions or improvements

______ Additional Sheets Attached

Signature of Executive: [signature]

Print Name of Executive: WILLIAM M. BASS

Date: 2/1/2007

Exhibit C

CONFLICT OF INTEREST GUIDELINES

It is the policy of the Employer to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities, which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Employer. The following are potentially compromising situations, which must be avoided. Any exceptions must be reported to the Board of Directors of the Employer and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Employer is intended (The Employment Agreement elaborates on this principle and is a binding agreement).

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Employer.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Employer.

4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Employer.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate or other property of interest to the Employer.

9. Improperly using or disclosing to the Employer any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or either employees.

11. Making any unlawful agreement with distributors with respect to prices.

12. Improperly using or authorizing the use of any inventions, which are the subject of patent claims of any other person or entity.

13. Engaging in any conduct, which is not in the best interest of the Employer.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines, and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.